 Exhibit 10.1

PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

MANUFACTURING AND SUPPLY AGREEMENT BETWEEN

INTERNATIONAL ISOTOPES INC. AND

PROGENICS PHARMACEUTICALS, INC.

Dated as of April 5, 2019

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (this “Agreement”), effective as of this 5th day of April, 2019 (the “Effective Date”), is entered into by and between INTERNATIONAL ISOTOPES INC., a Texas corporation, with its principal place of business located at 4137 Commerce Circle, Idaho Falls, Idaho 83401 (“INIS”), and PROGENICS PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 1 World Trade Center, 47th Floor, Suite J, New York, New York 10007 (“Progenics”). INIS and Progenics may also be referred to in this Agreement individually as a “Party” and together as the “Parties”. Certain capitalized terms used herein have the meanings ascribed to them in Section 1 below.

R E C I T A L S

WHEREAS, Progenics seeks to establish a source for the production and supply of designated clinical and/or commercial quantities of Products (as defined below); and

WHEREAS, INIS intends to construct and commission a dedicated commercial manufacturing facility which shall include [**] (the “Dedicated Facility”) in a committed space at the existing INIS facility located at 4137 Commerce Circle, Idaho Falls, Idaho 83401 (the “Facility”), at which INIS intends to produce clinical and commercial supply of Products for Progenics, all upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the Parties hereto agree as follows.

1.

DEFINITIONS

When used herein, the following terms shall have the respective meanings set forth below.

1.1             “Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.

1.2             “Affiliate” means with respect to any Party, any Person that is controlled by, controls, or is under common control with, that Party. For this purpose, “control” of a corporation or other business entity shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of, such corporation or other business entity.

1.3             “Batch” means the quantity of a Product of uniform character and quality, yielded from the same cycle of Manufacturing, manufactured using [**] radioactivity, as directed by Progenics in a Purchase Order or otherwise.

1.4             “Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in New York, New York are authorized or required by Law to close. Any reference herein to a day other than a Business Day shall mean a calendar day.

1.5             “cGMP” means the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations, as set forth in 21 CFR Parts 210 and 211 (or their respective successors as in effect from time to time) and all other applicable rules and regulations under each of the foregoing, each as amended from time to time.

1.6	“FDA” means the U.S. Food and Drug Administration or any successor agency.

1.7             “Field Alert” means any field alert report submitted or required to be submitted to the FDA to identify quality defects in any Product pursuant to 21 CFR 314.81(b)(1).

1.8             “Indemnified Parties” means (i) with respect to claims arising under Section 12.1, Progenics Indemnified Parties, and (ii) with respect to claims arising under Section 12.2, INIS Indemnified Parties.

1.9             “Indemnifying Party” means (i) with respect to claims arising under Section 12.1, INIS, and (ii) with respect to claims arising under Section 12.2, Progenics.

1.10          “INIS Background Technology” means any Technology (i)(A) owned or controlled by INIS or any of its Affiliates as of the Effective Date, or (B) developed or obtained by or on behalf of INIS or any of its Affiliates after the Effective Date independent of this Agreement and without use of any Progenics Technology or Confidential Information of Progenics; and (ii) all intellectual property rights in any of the foregoing. All INIS materials and information owned or controlled by INIS or any of its Affiliates as of the Effective Date associated with [**] is considered an example of INIS Background Technology.

1.11          “INIS Program Technology” means Program Technology that is developed using Confidential Information of INIS and that (A) (i) is not based on and does not incorporate, rely on or include any Progenics Technology, (ii) is an improvement or modification to INIS manufacturing processes and is designed to perform generalized functions not specific to the particular requirements of Progenics, (iii) does not contain and is not generated from, nor derived from or developed using, any Progenics Technology, and (iv) is not developed at the request or direction of Progenics; and (B) all intellectual property rights in any of the foregoing.

1.12          “INIS Technology” means INIS Background Technology and INIS Program Technology. INIS Technology shall constitute INIS Confidential Information.

1.13          “Labeling” means all labels, package inserts, carton imprints and all other markings on packaging for, or other similar materials related to a Product that are defined as labels or labeling under any applicable Law.

1.14          “Labeling Specifications” means the labeling and packaging specifications for the Products, as determined by Progenics from time to time.

1.15	“Landlord” means, the landlord of the Facility.

1.16          “Law” means all applicable federal, state and local laws, statutes or ordinances (including, without limitation, the Act) governing the Manufacture, marketing, advertising, distribution and sale of the Products and use of the Products in clinical trials, including, without limitation, all regulations, rules or published guidelines or pronouncements having the effect of Law, promulgated by any Regulatory Authority.

1.17          “Manufacture,” “Manufactured,” or “Manufacturing” means the manufacturing, formulating, finishing (including packaging), filling, and quality control testing (including in- process, release and stability testing) of the Products in accordance with this Agreement and the Quality Agreement.

1.18          “Manufacturing Authorization” means any authorization necessary to Manufacture the Products as granted by the applicable Regulatory Authority.

1.19          “Master Batch Record” means the document approved in writing by the Parties specifying or referencing the complete set of formal instructions agreed upon by the Parties for the Manufacturing of Product, as such document may be amended, supplemented or otherwise modified from time to time by mutual written agreement of the Parties.

1.20          “Materials” means all ingredients and components required to Manufacture the Product, including active ingredients, excipients, packaging components, labels and printed materials.

1.21          “Non-conforming Product” means any unit of the Product that, at the time it is delivered to Progenics in accordance with Section 6 hereof, does not conform to the provisions of Section 3.2 hereof or is otherwise defective, damaged or unusable.

1.22          “Person” means any natural person, corporation, company, partnership, limited partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

1.23         “Product” means each of (i) Azedra® (Ultratrace® Iobenguane I-131) and (ii) [**].

1.24          “Product Specifications” means the specifications and quality standards (including, without limitation, tests, analytical procedures and acceptance criteria) for each Product attached hereto as Exhibit A, other than the Labeling Specifications, as such specifications and quality standards may be amended, supplemented or otherwise modified from time to time by mutual written agreement of the Parties. The Parties anticipate that the Product Specifications for each Product may be modified slightly during the process validation and the stability study, in each case within the parameters set forth on Exhibit A.

1.25           “Progenics Background Technology” means (i)(A) any Technology owned or controlled by Progenics or any of its Affiliates as of the Effective Date, including the formulation for each Product, and all modifications and improvements thereof, or (B) any Technology, other than Program Technology, developed or obtained by or on behalf of Progenics or any of its Affiliates after the Effective Date; and (ii) all intellectual property rights in any of the foregoing.

1.26          “Progenics Program Technology” means all Program Technology other than INIS Program Technology.

1.27          “Progenics Technology” means Progenics Background Technology and Progenics Program Technology. Progenics Technology shall constitute Progenics Confidential Information.

1.28          “Program Technology” means all Technology created, developed, generated or derived by or on behalf of either Party or any of its Affiliates in the course of the activities contemplated by this Agreement.

1.29          “Project Worker” means (i) an employee of INIS assigned to a position referenced on Exhibit B and approved by Progenics, and (ii) any other Person that may be assigned by INIS and approved by Progenics to perform INIS’ obligations under this Agreement, including but not limited to any Subcontractor engaged by INIS for such purpose.

1.30          “Quality Agreement” means the Quality Agreement to be executed between the Parties after the Effective Date and attached (or deemed attached) to this Agreement as Exhibit C hereto, as such agreement may be amended, supplemented or otherwise modified from time to time by mutual written agreement of the Parties.

1.31          “Recall” means any stock recovery of any Product during the clinical phase or any recall, field correction or withdrawal of any Product from the market.

1.32          “Regulatory Authority” means the FDA or any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, domestic or foreign, that performs a function for such jurisdiction similar to the function performed by the FDA.

1.33          “Regulatory Standards” means all Laws, rules, regulations and Regulatory Authority advisory opinions or orders applicable to the Manufacturing, Labeling, storing, marketing, sale, reimbursement and/or pricing of the Products.

1.34          “Specifications” means, collectively, the Master Batch Record, the Product Specifications and the Labeling Specifications.

1.35          “Subcontractor” means any Person to whom INIS subcontracts or otherwise delegates any of its obligations under this Agreement (including the Quality Agreement).

1.36	“Suite” means [**].

1.37          “[**]” means the [**] manufacturing suite to be constructed in the Dedicated Facility, as indicated on the manufacturing area layout plan set forth on Exhibit D attached hereto.

1.38          “[**]” means the [**] manufacturing suite to be constructed in the Dedicated Facility, as indicated on the manufacturing area layout plan set forth on Exhibit D attached hereto.

1.39          “Supply Price” means the Initial Supply Price for each Product, as adjusted from time to time in accordance with Section 7.2.

1.40          “Technology” means all discoveries, inventions, know-how, developments, methods, techniques, trade secrets, innovations, updates, modifications, enhancements, improvements, copyrights, data, documentation, processes, procedures, specifications and other intellectual property of any kind, whether or not protectable under patent, trademark, copyright or similar laws.

1.41          “Third Party” means any Person other than the Parties to this Agreement and their Affiliates.

1.42          Other Definitions. Each of the following terms is defined in the section of this Agreement referenced opposite such term:

Term	Section
Confidential Information		13.1
Dedicated Facility	Recitals
Disclosing Party		13.1
Dispute		14.5
Facility	Recitals
Forecast		3.1
Losses		12.1
INIS Indemnified Parties		12.2
Initial Supply Price		7.1
Manufacturing Space		2.1
Milestone	Exhibit B
[**]	Exhibit B
Minimum Amount		3.1
Parties	Preamble
Party	Preamble
PPI	7.2(a)
PPI Increase	7.2(a)
Progenics Equipment		2.3
Progenics Indemnified Parties		12.1
Purchase Order		3.1
Receiving Party		13.1
Specifications		2.2
Startup Activities		2.1
Term		11.1
Title 11		11.4
Third Party Claim		12.1

2.

DEDICATED FACILITY

2.1             Build-out of Dedicated Facility; Startup.

(a)                                                  Manufacturing and related services performed by INIS hereunder (without subcontracting or delegation) shall occur at the Dedicated Facility within the committed space set forth on Exhibit D attached hereto (the “Manufacturing Space”). INIS will design, construct and commission the Dedicated Facility, which shall include [**], within the Manufacturing Space. INIS will submit to Progenics the design, construction and acquisition agreements with the Third Party contractors and vendors of the Dedicated Facility for Progenics’ prior approval. It is understood that the construction of the INIS building addition that will house the Progenics Dedicated Facility/Manufacturing Space will be the responsibility of INIS and its Landlord at their own expense pursuant to a separate agreement or lease amendment to be entered into between the Landlord and INIS. INIS shall otherwise be responsible for the design, construction and equipping of the Dedicated Facility. Exhibit B hereto contains the general specifications for the Dedicated Facility and required equipment and the timeline for the design, construction and equipping of the Dedicated Facility.

(b)                 No later than May 17, 2019 INIS shall complete the design work for the Dedicated Facility and submit to Progenics for its approval detailed specifications and detailed budget and list of required equipment, which shall be based on and not exceed the amounts or change the types of items set forth in Exhibit B hereto without Progenics’ prior written approval. Upon approval by Progenics of such detailed specifications, budget and list of equipment and the applicable design, construction and/or acquisition agreements, Progenics shall be responsible for the payment of the costs set forth in such budget, without markup, which shall be paid in accordance with Exhibit B attached hereto; provided, however, (i) the amounts and types of such costs to be paid by Progenics shall in no event exceed the amounts and types of costs contained in such detailed specifications, budget and list of equipment, and (ii) payments to Third Party vendors or contractors shall be made directly to such parties by Progenics.

(c)                                                      The manufacturing area layout plan for the Dedicated Facility Manufacturing Space attached as Exhibit D has been reviewed and approved by Progenics. Any changes made to this plan shall be subject to the prior written approval of Progenics. The Dedicated Facility shall be dedicated full time and solely to the Manufacture and supply of Products pursuant to this Agreement and shall not be shared with or used for any other projects or customers of INIS with the exception of the Quality Laboratory which may be used in part by INIS for its other products or as otherwise approved by Progenics in accordance with Exhibit B hereto.

(d)                                             INIS will perform all necessary engineering work, equipment acquisition and commissioning, training, qualification, and validation activities, and other work required in order to be able to Manufacture, supply, and ship Products and fulfill its obligations under this Agreement, including each of the activities described in more detail in Exhibit B attached hereto (collectively, “Startup Activities”) per cGMP as applicable.

(e)                                                  Progenics will pay to INIS each of the Milestone Payments upon achievement of each of the Milestones as set forth in Exhibit B attached hereto.

(f)                                                    The estimated timeline for the design and construction of the Dedicated Facility, the Startup Activities and the start of Manufacturing activities is set forth in Exhibit B attached hereto.

2.2             Process Transfer and Validation. Progenics shall define the specifications required for the transfer of the manufacturing processes, and including analytical test and validation methods, for the Products and INIS shall perform the services to transfer and validate the processes in accordance with such specifications as a part of the Startup Activities.

2.3             Equipment. Progenics shall own and hold all title to all equipment paid for by Progenics pursuant to Section 2.1 or otherwise pursuant to this Agreement (the “Progenics Equipment”) and shall provide Progenics Equipment to INIS pursuant to a bailment arrangement with INIS as bailee. INIS’ use and custody of Progenics Equipment as Progenics’ bailee shall continue to be subject to the terms and conditions set forth in Exhibit E hereto.

3.

MANUFACTURE AND SUPPLY OF PRODUCT

3.1             Batches. Commencing upon completion of all of (i) Milestones 1 through 6, and

(ii)   the first to occur of Milestone 7 or Milestone 11, then during the Term, and subject in each case to the terms and conditions set forth in this Agreement:

(a)                                             INIS shall at all times during the Term ensure that it has sufficient manufacturing capacity available at the Dedicated Facility to Manufacture and supply to Progenics all the Products ordered by Progenics from time to time, in a minimum amount of at least [**] (the “Minimum Amount”), subject to adjustment for semiannual shutdown periods pursuant to Section 3.1(e). Progenics shall submit Purchase Orders to INIS for the Minimum Amount of Batches per calendar month (taking into account Batches manufactured at [**] in the Dedicated Facility), subject to adjustment for semiannual shutdown periods pursuant to Section 3.1(e). Purchase orders shall be prepared on a mutually acceptable purchase order form (each a “Purchase Order”) for each order for Product placed by Progenics under this Agreement. Each Purchase Order shall be subject to the terms and conditions of this Agreement. In the event that the Minimum Amount requirement for Purchase Orders set forth in this Section 3.1(a) is not met for any calendar month due to Progenics cancelling or failing to deliver sufficient Purchase Orders, INIS shall reserve the right to invoice Progenics on a calendar monthly basis the difference in total Supply Price between the total Supply Price for the actual Batches ordered for such month and the total Supply Price for the number of Batches in the Minimum Amount for such month. In the event that any such difference in Supply Price for a Batch shortfall below the Minimum Amount for any month is invoiced by INIS and paid for by Progenics, Progenics shall be entitled to a credit for such payment against future excess Batch orders as provided in Section 7.2(e). For the avoidance of doubt, nothing contained in this Section 3.1 or otherwise in this Agreement shall require Progenics to purchase or pay for any failed Batch or any Non-conforming Product.

(b)                                            Notwithstanding the Minimum Amount, from time to time, at its option, Progenics may request that INIS Manufacture and supply more than the Minimum Amount per calendar month, up to the maximum capacity of the Dedicated Facility.

(c)                               If for any reason there are no patient ([**]) Batches of a Product ordered during a calendar month or if a previously ordered Batch of a Product is cancelled, INIS will manufacture a Batch of such Product to maintain site qualification. This material will be available for patient ([**]) use if needed and will be billed for as per the terms of this Agreement.

(d)                                            No later than the first day of each calendar quarter, Progenics shall provide to INIS a good faith projection or estimate of Progenics’ requirements for Products during each month of such quarter (the “Forecast”), which approximates, as nearly as possible, based on information available at the time to Progenics, the quantity of Product that Progenics may order for each such month, for the period beginning with the first day of such calendar quarter. Forecasts are for information purposes only and do not create any binding obligations on behalf of either Party.

(e)                                              There will be [**] shutdowns of each Suite in the Dedicated Facility of two (2) weeks per Suite for maintenance to be scheduled by mutual agreement of the Parties; provided that only one (1) Suite may be shut down for such maintenance at any one time. Notwithstanding the foregoing, Progenics may not unreasonably withhold its agreement to a maintenance period proposed by INIS should INIS believe it necessary to complete within a recommended period to ensure its commitments under this

Agreement are achievable; provided that [**] shall not be shut down for such maintenance at the same time. Minimum calendar month Batch charges shall not apply during shutdown periods if no Suite remains available for supply of Product; and if no other Suite is then available for supply of Product, the Minimum Amount applicable for any calendar month in which a shutdown occurs shall be pro rated accordingly, rounded down to the lower Batch amount (i.e., there would be no partial Batch production or ordering requirement).

3.2             Certain Quality and Other Standards. INIS shall Manufacture and supply all quantities of Product ordered by Progenics in accordance with this Agreement (a) in a fully packaged and labeled form, with all inserts and warnings and other Labeling required in accordance with this Agreement, and (b) in accordance with Laws, Regulatory Standards, the Specifications, applicable cGMPs and the other terms and conditions of this Agreement (including the Quality Agreement).

3.3             Competitive Activities. INIS shall not, and shall ensure that its Affiliates do not, directly or indirectly, develop for itself or a Third Party or contract manufacture for a Third Party a radiopharmaceutical (as defined below) to treat (1) MIBG-avid tumors or (2) PSMA-avid prostate cancer. A radiopharmaceutical as defined for purposes of this Section 3.3 is any chemical entity (either small molecule or biologics) bearing any kind of radioisotope (alpha, beta or gamma emitter or any combination of thereof) designed to image or treat certain diseases.

3.4             Non-Exclusive Purchases. Nothing in this Agreement shall prohibit Progenics from entering into other Manufacturing and supply arrangements with Third Parties for Products. However, none of the third-party agreements shall reduce Progenics obligation to order the minimum calendar monthly Batch requirements from INIS under this Agreement.

3.5             Training. INIS shall provide appropriate training to Project Workers and other INIS support personnel to Manufacture Products.

3.6             Project Workers. All Project Workers identified on Exhibit B hereto as full time shall be dedicated full time to the Startup Activities and Manufacture and supply of Products and performance of INIS’ other obligations hereunder. Although none of the Project Workers shall be employees or independent contractors of Progenics, (a) Progenics shall have the right to approve the proposed assignment by INIS of each Project Worker to the transactions contemplated by this Agreement, which approval will not be unreasonably withheld, and (ii) if at any time Progenics becomes reasonably dissatisfied with the performance, qualifications or conduct of a Project Worker, Progenics shall have the right to direct INIS to remove such Project Worker from any involvement with the Startup Activities and Manufacture and supply arrangements hereunder, and INIS shall comply promptly with such request. If a full time Project Worker identified on Exhibit B hereto leaves the employ of INIS, INIS shall, subject to the approval of Progenics, promptly replace such Project Worker. INIS shall not reassign any such full time Project Worker away from the Startup Activities and/or Manufacture and supply of Products and performance of INIS’ other obligations hereunder, even if at any given time, such Project Worker is idle, without the express prior written consent of Progenics, in its sole discretion. Progenics will not be liable for any compensation or employee benefits due to any Project Worker or any other costs or expenses relating to any Project Worker, all of which shall be borne by INIS.

3.7             Support Staff. INIS shall provide such part time additional support staff as required to support the startup of the Dedicated Facility, routine Batch production operations, and performance of maintenance and inspections. The selection of INIS support staff shall be at the sole discretion of INIS and are expected to include the Quality Assurance Manager, Production Manager, Radiological Control Technicians, and Administrative staff, however, additional disciplines may be utilized if required by INIS. Progenics will not be liable for any compensation or employee benefits due to any such support staff or any other costs or expenses relating to any such support staff, all of which shall be borne by INIS.

3.8             Qualified Personnel. INIS shall engage and employ only professionally qualified Project Workers and other Support Staff to perform INIS’ obligations under this Agreement. INIS shall not in performance under this Agreement use the services of any person debarred or suspended under the Act (as more specifically set forth in Section 9.1(e)). INIS does not as of the Effective Date have, and covenants that it will not during the Term of this Agreement hire, as an officer or an employee, any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any product under the Act.

4.

MATERIALS; SUBCONTRACTING

4.1                                           Purchase of Materials. INIS shall obtain from Third Parties at its expense all Materials required for Startup Activities and to Manufacture and supply the Products consistent with the quantities of Products ordered by Progenics. INIS shall purchase such Materials from qualified suppliers in accordance with the Quality Agreement. Progenics shall reimburse INIS all out-of-pocket costs incurred by INIS in purchasing Materials, [**] of such costs as provided in and subject to Exhibit B attached hereto. Progenics, at its own expense, shall supply to INIS (or cause a Third Party to supply to INIS) the Product precursor, [**] required to Manufacture each Batch of Product. IF INIS supplies the I131 required to Manufacture a Batch of Product Progenics shall pay [**]. Notwithstanding anything herein to the contrary, the failure of INIS to timely deliver Products to Progenics to the extent a result of Progenics failure to timely deliver the Materials specified in the foregoing sentence shall not constitute a breach by INIS under this Agreement.

4.2                                           Subcontracting. INIS may not subcontract or otherwise delegate any of its obligations hereunder without the prior written consent of Progenics, in its sole discretion. Prior to use of any permitted Subcontractor, INIS shall ensure that (a) such Subcontractor has all Manufacturing Authorizations required for the performance of such activities, and (b) to the extent required by applicable Law, a supplement to such Manufacturing Authorizations permitting such Subcontractor’s performance of the applicable Manufacturing activities in respect of the Product in such Subcontractor’s facilit(ies) has been approved by the FDA and any other applicable Regulatory Authority. Notwithstanding any subcontracting pursuant to this Section 4.2, INIS shall remain responsible for ensuring that the Products are Manufactured in accordance with this Agreement, including with respect to conformity to applicable Law and the relevant Specifications, and any action, omission, negligence, breach or other action by any Subcontractor shall be deemed that of INIS for the purposes of this Agreement and the Quality Agreement.

5.

MANUFACTURING

5.1                                           Stability Testing. INIS shall perform stability testing for each Product to support process development, technical transfer, process validation, product registration and Regulatory Authority post-approval commitments in accordance with cGMP, Marketing Authorizations and the terms and conditions set forth in the Quality Agreement and shall provide all stability results to Progenics promptly after obtaining such results. If either Progenics or INIS believes any additional stability testing is required or recommended, each Party shall provide the other with advance, written notice of such proposed additional testing, and shall in all cases obtain Progenics’ written consent to such testing. Handling of costs for any such additional testing shall be agreed; provided that in no event shall Progenics be obligated to pay for any costs to the extent additional testing is required or proposed as the result of or related to any deviation or failure caused in whole or in part by INIS or any of its Subcontractors.

5.2                                           Product Testing. INIS shall test the Products supplied pursuant to this Agreement according to the applicable methods of analysis set forth in the Specifications and Quality Agreement. All tests [**] must be completed prior to delivery of such Products by INIS to Progenics. Due to the time required for analysis, [**] results are received post-delivery and post-dosing. If any quantity of Product is found not to be in compliance with the Specifications, INIS shall, at its own expense, notify Progenics in writing of any such non-compliance and handle, store, transport, treat and dispose of such quantity of such Product, all in accordance with all applicable Laws (including but not limited to Laws pertaining to the environment and employee health and safety). For the avoidance of doubt, failure of any quantity of such Product to comply with Specifications or to pass tests as set forth in the Quality Agreement shall not excuse INIS from its supply obligations under this Agreement.

5.3	Acceptance and Rejection.

(a)                     Delivery. INIS shall deliver to Progenics all of the Products in accordance with Section 6 hereof, and shall include a bill of materials describing the contents of such shipment, a certificate of analysis, and any other documents and materials related to the Products contained in such shipment that are required pursuant to the Quality Agreement.

(b)	Non-conforming Product.

(i)                                                 Except as expressly set forth herein to the contrary, Progenics may (before or after any payment therefor) reject all or any portion of a shipment of Product that is found to contain Non-conforming Product. Progenics shall give written notice to INIS, specifying the grounds for such rejection and providing a sample of such allegedly Non- conforming Product. Once declared to be Non-conforming Product in accordance with this Section 5.3(b), subject to final determination of the cGMP expert as set forth in subsection (iii) below, such Product shall be deemed to be the property of INIS (including all risk of loss), and Progenics shall not be obligated to make any payment therefor.

(ii)                                              As promptly as practicable, but in any case within no more than thirty (30) days, after receipt of any shipment of Product, Progenics shall, or shall cause its agent to, assess the quantity and visually inspect the quality of such Product to determine conformity of the shipment of Product with the applicable Purchase Order and identify any readily observable damage or defects and promptly notify INIS of any shortage or any such readily observable defect. If Progenics elects to undertake testing of any shipment of Product hereunder for conformity to the applicable Specifications, then such testing shall be undertaken within five (5) days, and Progenics shall notify INIS of the results thereof in writing promptly upon completion of such testing. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) Progenics may reject Product as Non-conforming Product on the basis of any latent defect (which, in the case that Progenics undertakes testing of the Product, as described above, is not readily discoverable through such testing) by written notice to INIS within thirty (30) days from the date such defect was actually discovered, and (ii) INIS’ warranties with respect to the Product and otherwise hereunder shall remain in effect notwithstanding any failure by Progenics to reject Product supplied hereunder. Any such notice shall describe in reasonable detail the defect or non-conformity and shall include samples of the Product being rejected and, if available, copies of written reports relating to tests, studies or investigations performed by or on behalf of Progenics on the Product being rejected.

(iii)                                           If INIS in good faith disputes Progenics’ rejection of all or part of any shipment of Product, and such dispute is not resolved by mutual agreement of the Parties within thirty (30) days of Progenics’ notice of rejection, such dispute shall be referred to an independent, cGMP expert organization of recognized repute within the pharmaceutical industry reasonably acceptable to, and appointed by, both INIS and Progenics, for final assessment of product quality and acceptability. Such organization shall act as an expert and not as an arbitrator. The results of such assessment shall be binding on Progenics and INIS and cannot be the subject of any appeal. The expense of hiring and fees and disbursements of such organization shall be paid by the Party whose position is rejected by such expert organization.

(c)                      If the Parties agree, or results of Third Party assessment pursuant to subsection (iii) above show, that any portion of any shipment of Product is not in accordance with the applicable Purchase Order quantity or is Non-conforming Product, then, at Progenics’ option, INIS shall make up any quantity shortfall and/or replace the Non-conforming Product as promptly as practicable and at no additional cost to Progenics or, if INIS is unable or unwilling to make such replacement within thirty (30) days after Progenics’ notice of Non-conforming Product (or after the assessing firm’s result if disputed pursuant to subsection (iii) above), refund within thirty (30) days thereafter the total cost of all Non-conforming Product to Progenics. Notwithstanding the foregoing, INIS shall have no liability or obligation to Progenics under this Section 5.3 if it is determined that any such defect or non-conformance is attributable to the failure by any Person (including Progenics) to store, transport or care for such Product in a proper manner after such Product left INIS’ or its agent’s possession. Upon INIS’ instructions, Progenics shall destroy or return the Non-conforming Product, in either case at Progenics’ option and at INIS’ cost; provided that if it is determined that any such defect or non-conformance is attributable to the failure by any Third Party or Progenics to store, transport or care for such Product in a proper manner after such Product left INIS’ or its agent’s possession, such destruction or return shall be at Progenics’ cost.

5.4	Labeling and Packaging.

(a)                     Progenics shall provide to INIS and shall bear responsibility for ensuring the accuracy of the information contained in, all Labeling and for compliance thereof with all Regulatory Standards. All Labels shall be created in accordance with the Labeling Specifications.

(b)                     For so long as INIS is responsible for procuring Labeling for any Product, should Progenics desire or be required to change any component of the Labeling of any Product, or to introduce a new packaging component to which such Labeling will be affixed, Progenics shall so inform INIS and shall be responsible for updating the artwork or text, as applicable, and providing it to INIS in camera-ready or electronic form and in compliance with the Labeling Specifications. INIS shall make all necessary arrangements for such Labeling to be printed and shall provide to Progenics printer’s proofs of all Labeling for Progenics’ review within thirty (30) days after (x) its receipt of the artwork or text, as applicable, from Progenics and (y) Progenics’ consent to the expenditures associated with such Labeling in accordance with the remainder of this Section 5.4(b). Within fifteen (15) Business Days of its receipt of such proofs, Progenics shall either provide to INIS any necessary corrections thereto or notify INIS of its approval of such proofs. Upon Progenics’ acceptance thereof, INIS shall return all artwork provided by Progenics. INIS shall give Progenics notice and obtain Progenics’ consent to any expenditure related to changes to labeling and/or packaging; provided, however, that (i) INIS shall have no obligation to supply the Product hereunder bearing such modified labeling and/or packaging until Progenics has given such consent, and (ii) if any such modification is required by applicable Law or Regulatory Standards, then INIS shall have no obligation to supply the Product hereunder until Progenics has given such consent.

(c)                      The Products shall be packaged in the standard lead containment packaging (which is described on Exhibit F hereto) and dry ice suitable for transportation to the site of administration, together with all related release and shipping documentation and temperature monitoring equipment as designated by Progenics. The incremental cost of the standard containment packaging, or any non-standard, specially designed lead containment packaging and any return shipment costs of such packaging for re-use will be borne by Progenics.

5.5	Records and Audit.

(a)                     INIS shall maintain complete and up to date manufacturing and regulatory records in connection with the Manufacture of Product and other activities performed by it pursuant to this Agreement, including all records necessary to evidence compliance in all respects with (i) the applicable cGMP regulations, environmental, health and safety regulations, federal requirements for handling of radioactive materials and regulations for the transport of dangerous goods as related to the supply and manufacture of Products; (ii) the Specifications; and (iii) obligations under this Agreement. Such books and records shall be open to inspection and copying by Progenics.

(b)                     INIS shall maintain complete and up to date books and records of any costs of INIS for which Progenics is responsible under this Agreement. Such books and records shall be open to the inspection and copying by Progenics and, if Progenics reasonably determines that such books and records reflect an overpayment by Progenics under this Agreement, a firm of certified public accountants selected by Progenics and reasonably acceptable to INIS who shall have executed appropriate confidentiality agreements, for the limited purpose of verifying such costs for which Progenics is responsible under this Agreement. Except as otherwise provided in this Section 5.5, the cost of any such examination shall be paid by Progenics. In the event that any such inspection reveals that Progenics has been charged in excess of the costs for which it is responsible hereunder, INIS shall promptly refund to Progenics the amount of such overpayment, plus interest at a rate equal to six percent (6%) annually. In the event that any such overpayment by Progenics is in excess of the greater of (i) [**], in the aggregate, INIS shall pay for the reasonable, documented fees and expenses of the firm of certified public accountants conducting such inspection. In the event that any such inspection reveals an underpayment by Progenics, Progenics shall promptly pay the amount of such underpayment to INIS.

5.6                                           Product Storage. INIS shall maintain, at its expense, adequate storage areas for Products at the Dedicated Facility prior to the delivery of such Products to Progenics. Such areas shall comply with cGMP and the applicable Product Specifications, and INIS shall be solely responsible for loss, damage or contamination with respect to any Product (including to packaging) while stored therein.

6.

DELIVERY OF PRODUCT

6.1       Delivery. Upon release of Product by INIS in accordance with the Quality Agreement, delivery shall be made within two (2) Business Days prior to or after the delivery date specified in the Purchase Order. The Product shall be delivered Free Carrier (FCA), INIS’ Facility (per Incoterms 2010) and drop shipments shall be made by INIS directly to sites of administration via Progenics’ designated carrier and mode of transportation, at Progenics’ expense. Progenics shall designate a carrier and mode of shipment on each Purchase Order for Product submitted to INIS. INIS shall pack and label the cartons of Product supplied in accordance with the Specifications and the Quality Agreement. If requested, at Progenics’ cost and expense, INIS shall arrange for any insurance desired by Progenics on shipments of Product, in amounts that Progenics shall determine, and naming Progenics as the loss payee. When shipping Product, INIS shall comply with all applicable Laws.

7.

SUPPLY PRICE; PAYMENTS

7.1           Initial Supply Prices for Products. Subject to Section 7.2, Progenics shall pay INIS [**] for each Batch of finished and packaged Azedra® and [**], in each case shipped to the site of administration (as applicable, the “Initial Supply Price”). The Initial Supply Price does not include the cost of the standard lead containment packaging (which is described on Exhibit F hereto), the temperature monitoring equipment as designated by Progenics, or the cost of returning such packaging to INIS for re-use. The Initial Supply Price does include the dry ice suitable for transportation to the site of administration and all related release and shipping documentation. The incremental cost of any other non-standard, specially designed lead containment packaging and any incremental return shipment costs of such non-standard packaging for re-use will be borne by Progenics. The Initial Supply Prices shall be subject to adjustment in accordance with Section 7.2.

7.2	Adjustment of Supply Prices.

(a)                     Annual PPI Increases. Following the completion of the first full calendar year of the Term, INIS may increase the Supply Price of each Product no more than once in each calendar year during the Term; provided that such increase shall not exceed the lesser of (i) [**]. For the avoidance of doubt, any change to the Supply Price of a Product pursuant to Section 8.2 shall not be subject to this Section 7.2(a).

(b)                     Notice and Disputes. INIS shall notify Progenics of each increase in any Supply Price it intends to take under Section 7.2(a), which notice shall be accompanied by reasonable supporting documentation supporting such increase as appropriate. In the event that Progenics disputes the amount of any increase in the Supply Price of any Product in accordance with the foregoing and such Supply Price is subsequently adjusted upon resolution of such dispute, then Progenics shall be entitled to a credit or a refund, at its option, equal to the difference between the amount, if any, paid by Progenics for any such Product delivered prior to such resolution and invoiced at the higher Supply Price, and the amount that should have been invoiced to Progenics for such Product based on the adjusted Supply Price.

(c)                      In the event that, with respect to any calendar month, Progenics submits Purchase Orders to INIS for [**], then the Initial Supply Price of [**] shall be adjusted downward for each such Batch in excess of such [**] for each Batch of finished and packaged Products.

(d)                     Progenics shall submit Purchase Orders to INIS for the Minimum Amount of Batches per calendar month (taking into account Batches manufactured at both Suites in the Dedicated Facility).

(e)                      In the event that any difference in Supply Price for a Batch shortfall below the Minimum Amount for any month is invoiced by INIS and paid for by Progenics pursuant to Section 3.1(a), Progenics shall be entitled to a credit for such payment on a Batch-by-Batch basis against the Supply Price for the next Batch(es), if any, in excess of the Minimum Amount ordered by Progenics for any month in the next twelve (12) months after the month in which such shortfall occurred. Such credit for each shortfall Batch shall be automatically applied to reduce the Supply Price of each such excess Batch to zero (0), without regard to whether the Supply Price of the shortfall Batch and the Supply Price of the later excess Batch would otherwise be the same. [**]

7.3       Invoice and Payment. INIS shall invoice Progenics for the applicable Supply Price for each quantity of Product supplied pursuant to this Agreement promptly upon delivery of such quantity of Product in accordance herewith. Progenics shall pay the applicable invoices within thirty (30) days of receipt of the invoice. Progenics shall notify INIS in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute). Progenics will be deemed to have accepted all invoices for which INIS does not receive timely notification of dispute and shall pay all undisputed amounts due under such invoices within the period set forth above. All payments to be made pursuant to this Agreement shall be paid in United States dollars. To the extent required by applicable Laws, Progenics shall withhold from any payment any amounts required to be withheld in accordance with the applicable taxing or other governmental authorities.

8.

REGULATORY AND QUALITY MATTERS

8.1            Quality Agreement. Quality and regulatory requirements, including use of qualified Materials’ suppliers, Manufacturing in full compliance with cGMPs and maintaining cGMP compliant facilities, storing and handling of Materials, temperature and moisture control, prevention of product contamination (including cross-contamination), implementation of required changes to Specifications and Manufacturing processes, retention of samples, stability testing, failure reporting and other quality related matters shall be governed by, and performed by the Parties in accordance with, the terms and conditions of the Quality Agreement. The Parties shall negotiate in good faith and execute the Quality Agreement within thirty (30) days of the Effective Date. The Quality Agreement is intended to supplement this Agreement, and shall be incorporated in this Agreement in its entirety, except that in the event of a conflict between any term, condition or provision of this Agreement and any term, condition or provision of the Quality Agreement, the applicable term, condition or provision of this Agreement shall control unless otherwise agreed in writing by the Parties.

8.2	Changes to Specifications, etc.

(a)         In the event Progenics proposes a change to Specifications or otherwise in the Materials, equipment, processes or procedures used to Manufacture Product, Progenics shall deliver written notice to INIS describing such proposed change. INIS shall use good faith efforts to implement all proposed changes and respond to any such notice with an assessment of the feasibility of making such change, an estimate of the costs associated with such change and a proposed time-line for implementation. The reasonable costs associated with implementation of any change under this Section 8.2(a) shall be borne by Progenics. Prior to implementing any such change, INIS shall provide an estimate to Progenics of the impact such change shall have on pricing and obtain Progenics’ written approval thereof. New pricing shall be effective upon implementation of the applicable change.

(b)        In the event changes in Specifications or otherwise or in the Materials, equipment, processes or procedures used to Manufacture Product are required by a Regulatory Authority or are required as the result of any new regulations, instructions, requirements, specifications or guidances under cGMP or other applicable Law, the Party receiving notice of such change shall promptly notify the other Party. In response to such change, INIS shall use good faith efforts to implement all proposed changes and provide Progenics with a written description of any actions proposed to be taken to comply with new or revised cGMPs or other regulatory or legal requirement, and a cost estimate for implementing such actions and the schedule for implementation of such change. The reasonable costs associated with implementation of any change under this Section 8.2(b) shall be borne by Progenics, except where INIS determines that the changes are not specific to Progenics’ Product or Manufacturing activities, in which case, the costs of implementation of such change shall be borne by INIS. Prior to implementing any such change, INIS shall provide an estimate to Progenics of the impact such change shall have on pricing and obtain Progenics’ written approval thereof. New pricing shall be effective upon implementation of the applicable change.

(c)          INIS may not make any changes to Specifications or otherwise or in the Materials, equipment, processes or procedures used to Manufacture Product without the approval of Progenics, in its sole discretion.

8.3           Manufacturing Facility Audits. INIS shall give access to representatives of Progenics during the Term and during regular business hours to the Dedicated Facility, and, if relevant to the Products or performance of INIS’ obligations hereunder, to other parts of the Facility and to INIS’ Subcontractors’ manufacturing facilities, if applicable, to conduct reasonable inspections in accordance with the inspection procedures set forth in the Quality Agreement and in a manner that is not disruptive of INIS’ business operations. Each Party shall be responsible for its own costs associated with such inspections. INIS shall promptly address and correct any deficiencies identified in any inspection or audit of the Dedicated Facility or of the Facility in a manner reasonably satisfactory to Progenics. Progenics shall have the right to have an employee or representative present to inspect or be consulted on the Startup Activities and/or Manufacturing and supply activities hereunder at all or any time during the Term of this Agreement. INIS shall permit Progenics’ representative to have unfettered access to the Dedicated Facility and, if relevant to the Products or performance of INIS’ obligations hereunder, other parts of the Facility for such purposes.

8.4            Inspections by Regulatory Authorities. INIS shall promptly notify Progenics Product Manager of any site visit to the Facility, the Dedicated Facility and/or its Subcontractors’ manufacturing facility by any Regulatory Authority, the purpose of which is to inspect the Manufacture, testing, storage, disposal or transportation of the Products or is otherwise related to any Product, shall permit such Regulatory Authority to make such visit and inspection, and, to the extent legally permissible, shall permit Progenics and/or its representative to be present for such visit and inspection. INIS’ costs in connection with inspections by any Regulatory Authority shall be borne by Progenics. INIS shall furnish to Progenics all material information supplied to, or supplied by, any Regulatory Authority, including the Form 483 observations and responses, or warning letters or other communications, in each case, to the extent that such information relates to the Product or the ability of INIS to comply with the terms of this Agreement. INIS shall provide Progenics with an opportunity to comment on any response to such Regulatory Authority with respect to a Product. INIS shall promptly undertake and complete any corrective action necessary or required, based on the results of any such inspection report, warning letter or Regulatory Authority enforcement action.

8.5          Regulatory Filings, etc. Progenics shall be responsible, in its sole discretion, for all Product-specific regulatory filings including any fees for regulatory filings to the U.S. Food and Drug Administration but not including any filings or fees related to the Facility. All information, documents and updates with regard to the Manufacturing of Product which are in the possession or control of INIS and required or requested by any Regulatory Authority shall, as reasonably requested by Progenics in connection with such filings, be provided by INIS, in a timely manner, to such Regulatory Authority, or, if needed in connection with a regulatory filing of Progenics, shall be provided directly to Progenics. INIS shall, to the extent legally permissible, submit to all inquiries and inspections by any such Regulatory Authority in connection with regulatory submissions of Progenics related to Product. INIS shall work with Progenics, at the direction of Progenics, to assist in providing a timely response to any FDA or other Regulatory Authority deficiencies and any other support required to obtain and maintain FDA or other regulatory approval for the Products during the Term of this Agreement. Without limiting the foregoing, Progenics shall have the right to reference any data or information owned or generated by INIS in connection with the Products (or the Manufacturing thereof) or the Dedicated Facility (or INIS’ Subcontractors’ facilities, if applicable) for the purpose of complying with applicable legal and regulatory requirements, protecting intellectual property or obtaining regulatory approvals.

8.6            Field Alerts and Product Recalls. Except with respect to a Field Alert or Recall attributable to a breach of INIS’ warranties or obligations hereunder, Progenics shall bear one hundred percent (100%) of the cost and expense of any Field Alert or Recall related to Product manufactured by INIS pursuant to the terms of this Agreement and shall reimburse INIS for any such costs or expenses incurred by INIS in relation thereto promptly following INIS’ request. With respect to any Field Alert or Recall attributable to a breach of INIS’ obligations hereunder, (a) INIS shall bear one hundred percent (100%) of the cost and expense thereof and shall reimburse Progenics for any such reasonable costs or expenses incurred by Progenics in relation thereto promptly following Progenics’ request, and (b) INIS shall replace the units of the Product as promptly as practicable and at no cost to Progenics following Progenics’ request for such replacement.

8.7            Product Returns. In the event that INIS (or any of its Affiliates) receives any return of Product from a Third Party, INIS shall notify Progenics of such returned goods and, at Progenics’ option, either destroy such returned goods or deliver such returned goods to Progenics, in each case at Progenics’ expense, except to the extent caused by INIS, in which case it shall be at INIS’ expense. In the event that an adverse event is reported with respect to the Product, INIS shall, in accordance with the Quality Agreement and at Progenics’ expense, perform any and all appropriate testing of corresponding retention samples and provide the results thereto to Progenics as soon as reasonably practicable.

9.

REPRESENTATIONS AND WARRANTIES; COVENANTS

9.1                    Representations, Warranties and Covenants of INIS. INIS hereby represents, warrants and covenants to Progenics as follows:

(a)                                    Organization. INIS is duly organized, validly existing and in good standing under the laws of the State of Texas.

(b)                                   Power and Authorization. The execution and delivery by INIS of this Agreement, and the performance of INIS’ obligations hereunder and the consummation of the transactions contemplated hereby are, within the power and authority of INIS and have been duly authorized by all necessary action on the part of INIS. This Agreement (a) has been duly executed and delivered by a duly authorized representative of INIS, and (b) is the legal, valid and binding obligation of INIS, enforceable against INIS in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally.

(c)	Noncontravention.

(i)             The execution, delivery and performance by INIS of this Agreement does not and will not (A) violate any Law or any decree or judgment of any court or other Regulatory Authority applicable to INIS or violate or conflict with any provision of the Articles of Incorporation or By-laws of INIS, or (B) conflict with, or require any consent under, any contractual obligation of INIS or its Affiliates.

(ii)             Except for such consents and approvals as have already been obtained by INIS, are currently in INIS’ possession or will be obtained by INIS in connection with the construction and commissioning of the Dedicated Facility, no consents or approvals of, or filings or registrations by INIS with, any Regulatory Authority or any other Third Party are necessary in connection with the execution, delivery and performance of this Agreement by INIS.

(d)                                     Conforming Product; Manufacturing. INIS (i) shall perform its obligations hereunder (including in connection with the Quality Agreement) in compliance with, and the Products supplied by INIS to Progenics hereunder shall have been Manufactured, Labeled, tested, handled, stored and transported in accordance with, this Agreement, including all applicable Specifications, applicable cGMP and all applicable Laws and Regulatory Standards, and (ii) has and will maintain throughout the Term all Manufacturing Authorizations necessary in order to Manufacture the Products in the Dedicated Facility. All quantities of the Products produced by INIS and supplied to Progenics shall:

(i)              conform to the Product Specifications;

(ii)	be free from defects in processing, materials and workmanship;

(iii)           have been manufactured, packaged, tested and stored in conformity with

cGMPs as required by the FDA and any other applicable Regulatory Authority, together with applicable guidance documents relating to manufacturing and quality control practices, including, without limitation International Conference on Harmonization (ICH) guidelines, all as updated, amended, and revised from time to time;

(iv)           not be adulterated or misbranded within the meaning of the Act or any other applicable Law; and

(v)            not be an article that may not be introduced into interstate commerce under the provisions of Section 404 or 505 of the Act.

(e)                                              Debarment. As of the date of this Agreement and continuously during the Term of this Agreement, neither INIS nor any of its or its Affiliate’s employees or agents or Affiliates concerned with the performance of this Agreement has been (i) debarred or convicted of a crime for which a Person can be debarred, under Section 335(a) or 335(b) of the Act, (ii) threatened to be debarred under the Act, or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred under the Act. INIS agrees that it shall promptly notify Progenics in writing in the event it receives notification of any such debarment, conviction, threat or indictment.

(f)                                                Non-Infringement; Title. (i) INIS’ manufacturing processes, techniques, materials and internal specifications in connection with the Manufacture of the Products and performance of its other obligations under this Agreement do not and, unless altered at the request or with the prior written consent of Progenics, will not infringe, misappropriate or otherwise conflict with or misuse the intellectual property rights of any Person, (ii) there are no pending or threatened suits, proceedings, claims, demands, actions or investigations of any other nature or kind against INIS relating to the Manufacture of the Products, the Dedicated Facility or the Facility, and (iii) Progenics shall receive good title to all Products delivered by INIS to Progenics hereunder, free and clear of any liens, security interests, charges or other encumbrances of any kind.

(g)                                             Maintenance of Dedicated Facility. INIS shall maintain the Dedicated Facility and the Facility (and INIS’ Subcontractors shall maintain their facilities) in compliance with all applicable Laws, by qualified personnel duly certified or licensed by any jurisdiction or Regulatory Authority required by Law, and in the same manner it conducts similar activities with respect to its own proprietary pharmaceutical products.

(h)                                            Personnel. INIS shall perform all of its obligations under this Agreement by using qualified personnel possessing such expertise as may be required to support and carry out such obligations, all in accordance with Sections 3.6, 3.7, and 3.8 and Exhibit B hereto.

(i)                                                 Licenses and Permits. INIS has and shall maintain any and all facility or other licenses (including without limitation distribution licenses), permits, registrations, and any regulatory approvals necessary to manufacture, handle, store, label, package, prepare, ship and transport under cGMP conditions. This includes, but is not limited to, the use and handling of radioactive materials. In the event that any new fees are enacted or promulgated after the Effective Date and charged by the FDA for INIS’s contract manufacturing role of any Products, Progenics shall bear the cost of those fees solely to the extent such fees are directly related to the Products. For greater certainty INIS will abide, at its expense, by all laws, rules and regulations as applicable, including those promulgated by the U.S. Nuclear Regulatory Commission and any other applicable United States governmental authority or agency, excluding any new FDA fees attributable to the contract manufacturing of the Products to the extent Progenics has agreed to bear such fees pursuant to this Section 9.1(i).

(j)                                                LIMITATION. EXCEPT AS EXPRESSLY SET FORTH IN THIS

AGREEMENT AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE QUALITY AGREEMENT, INIS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ALL OF WHICH OTHER REPRESENTATIONS AND WARRANTIES (A) ARE HEREBY DISCLAIMED AND PROGENICS HEREBY WAIVES SUCH OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, ARISING BY THIS AGREEMENT, AND (B) SHALL NOT BE EXTENDED, ALTERED OR VARIED EXCEPT BY WRITTEN INSTRUMENT SIGNED BY THE PARTIES HERETO.

9.2                    Representation and Warranties of Progenics. Progenics hereby represents and warrants to INIS as follows:

(a)                                   Organization. Progenics is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                  Power and Authorization. The execution and delivery by Progenics of this Agreement, and the performance of Progenics’ obligations hereunder and the consummation of the transactions contemplated hereby, are within the power and authority of Progenics and have been duly authorized by all necessary action on the part of Progenics. This Agreement (a) has been duly executed and delivered by a duly authorized representative of Progenics, and (b) is the legal, valid and binding obligation of Progenics, enforceable against Progenics in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally.

(c)	Noncontravention.

(i)           The execution, delivery and performance by Progenics of this Agreement does not and will not violate any Law or any decree or judgment of any court or other Regulatory Authority applicable to Progenics or violate or conflict with any provision of the organizational documents of Progenics.

(ii)          No material consents or approvals of, or filings or registrations by Progenics with, any Regulatory Authority or any other Third Party are necessary in connection with the execution, delivery and performance of this Agreement by Progenics.

(d)                                  Non-Infringement. To the knowledge of Progenics, Progenics Background Technology related to the Products do not and will not infringe, misappropriate or otherwise conflict with or misuse the intellectual property rights of any Person, and (ii) there are no pending or threatened suits, proceedings, claims, demands, actions or investigations of any other nature or kind against Progenics relating to the Products.

(e)                                    LIMITATION. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE QUALITY AGREEMENT, PROGENICS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ALL OF WHICH OTHER REPRESENTATIONS AND WARRANTIES (A) ARE HEREBY DISCLAIMED AND INIS HEREBY WAIVES SUCH OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, ARISING BY THIS AGREEMENT, AND (B) SHALL NOT BE EXTENDED, ALTERED OR VARIED EXCEPT BY WRITTEN INSTRUMENT SIGNED BY THE PARTIES HERETO.

10.

OWNERSHIP OF INTELLECTUAL PROPERTY

10.1                            Progenics Background Technology. INIS agrees that Progenics has and shall retain sole and exclusive rights of ownership in and to any and all Progenics Confidential Information and other Progenics Background Technology. INIS does not acquire any license or other right to any Progenics Background Technology or other Progenics Confidential Information except to the extent expressly set forth in this Agreement.

10.2                            INIS Background Technology. Progenics agrees that INIS has and shall retain sole and exclusive rights of ownership in and to any and all INIS Confidential Information and other INIS Background Technology. Progenics does not acquire any license or other right to any INIS Background Technology or other INIS Confidential Information except to the extent expressly set forth in this Agreement.

10.3	Program Technology.

(a)                                             All Progenics Program Technology shall be and remain the exclusive property of Progenics, and INIS hereby assigns and vests, and agrees to assign and vest, all of its right, title and interest thereto to Progenics, and to take such actions as are reasonably requested by Progenics, at Progenics’ expense, to effect the foregoing assignment and in connection with Progenics’ efforts to secure patent protection for such Progenics Program Technology, including that INIS agrees to execute, acknowledge and deliver to and in the favor of Progenics such assignments and other instruments and documents reasonably necessary for Progenics to obtain or maintain intellectual property protection in any and all countries. Without limiting the foregoing, INIS hereby agrees that all patentable or copyrightable Progenics Program Technology shall constitute “work for hire” to the extent allowable under applicable law, with all right, title and interest in such Progenics Program Technology belonging to Progenics. INIS shall disclose all Progenics Program Technology promptly and fully to Progenics in writing and to no others. Progenics may file, prosecute, defend and enforce patent rights on all Progenics Program Technology as it deems appropriate, in its sole discretion.

(b)                                            All INIS Program Technology shall be and remain the exclusive property of INIS, and Progenics hereby assigns and vests, and agrees to assign and vest, all of its right, title and interest thereto to INIS, and to take such actions as are reasonably requested by INIS, at INIS’ expense, to effect the foregoing assignment and in connection with INIS’ efforts to secure patent protection for such INIS Program Technology, including that Progenics agrees to execute, acknowledge and deliver to and in the favor of INIS such assignments and other instruments and documents reasonably necessary for INIS to obtain or maintain intellectual property protection in any and all countries. Progenics shall disclose all INIS Program Technology promptly and fully to INIS in writing and to no others. INIS may file, prosecute, defend and enforce patent rights on all INIS Program Technology as it deems appropriate, in its sole discretion.

10.4	Licenses.

(a)                                             Progenics hereby grants to INIS a limited, non-exclusive, royalty-free license (with a right to sublicense solely to permitted Subcontractors) to use Progenics

Background Technology and Progenics Program Technology for the limited purpose of carrying out INIS’ obligations hereunder. Such limited, non-exclusive, royalty-free license shall expire upon the completion of such obligations or the expiration or termination of this Agreement, whichever is the first to occur.

(b)                                            INIS hereby grants to Progenics a non-exclusive, perpetual, fully paid-up, royalty-free, worldwide, transferable (in accordance with Section 14.6) license (with the right to sublicense), to any and all INIS Technology that INIS incorporates into any Manufacturing process or otherwise uses in performing Manufacturing or other services for Progenics, or that is necessary for the development or manufacturing of the Products or to make, have made, use, sell and have sold the Products.

10.5                            Product Patent Rights. Except as otherwise specifically set forth in Section 10.3, Progenics shall have all rights and responsibility, in its sole discretion, for the prosecution of patent applications and maintenance and enforcement of patents related to any Product or otherwise useful for the development, Manufacture or commercialization of any Product.

10.6                            No Other Licenses. Except as expressly set forth in this Agreement, nothing in this Agreement shall be deemed to grant to either Party any right or license under any Technology (including, without limitation, any patents, patent applications, know-how, technology, inventions or other intellectual property) of the other Party.

11.

TERM AND TERMINATION

11.1                            Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with this Section 11 or extended by written agreement of both Parties, shall continue in effect for a period of four (4) years and shall automatically renew for successive two (2) year periods unless either Party gives written notice of non-renewal at least six (6) months prior to the end of the term then in effect (the “Term”).

11.2	Termination by Progenics.

(a)          Without limiting Progenics’ rights under Section 11.3, Progenics may terminate this Agreement by giving written notice to INIS in the event that the construction and commissioning of the Dedicated Facility (including achievement of all Azedra® Milestones 1 through 6 under INIS's control) have not been completed by December 31, 2019.

(b)           Progenics may terminate this Agreement with respect to any Product in the event that (i) Progenics determines that market or other conditions are such that the development or commercialization of such Product is economically unviable or Progenics has realized a negative margin with respect to such Product or (ii) such Product is withdrawn from the market, in the case of an FDA approved product, or testing of such Product is terminated, in the case of an unapproved drug. Progenics shall provide written notification to INIS of Progenics’ intent to terminate this Agreement with respect to a Product pursuant to this Section 11.2(b) and the termination date with respect to such Product shall be effective one hundred twenty (120) days after such notification, or such later date that Progenics may elect in its sole option.

11.3                            Termination for Breach. Either Party may terminate this Agreement in the event of a material breach by the other Party, provided the breaching Party fails to cure such breach within sixty (60) days (or thirty (30) days with respect to a failure by a Party to pay any amounts hereunder when due other than with respect to amounts which such Party, in good faith, disputes are due to the other Party) after receipt of written notice from the non-breaching Party describing the nature of the breach.

11.4	Insolvency, etc.

(a)           This Agreement may, at the terminating Party’s option, be terminated by either Party if the other Party becomes insolvent, files or has filed against it a petition under any insolvency law of any jurisdiction (and in the case the petition is filed against it, the petition is dismissed within sixty (60) days)), makes an assignment for the benefit of creditors, or if a receiver, trustee or similar agent is appointed with respect to any property or business of the other Party.

(b)          All rights and licenses granted by INIS under or pursuant to this Agreement are licenses of rights to "intellectual property" as defined in Section 365(n) of Title 11 of the United States Code (“Title 11”). INIS agrees that Progenics, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11. INIS agrees to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against INIS under Title 11, INIS (in any capacity, including debtor-in• possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall:

request:

(i)               as Progenics may elect in a written request, immediately upon such

(A)            perform all of the obligations provided in this Agreement to be performed by INIS including, where applicable and without limitation, providing to Progenics portions of such intellectual property (including embodiments thereof) held by INIS and such successors and assigns or otherwise available to them; and/or

(B)            provide to Progenics all such intellectual property (including all embodiments thereof to the extent provided by applicable non-bankruptcy law and this Agreement) held by INIS and such successors and assigns or otherwise available to them; and

(ii)             not interfere with the rights of Progenics under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of Title 11.

(c)            Rights to Intellectual Property. If (i) a Title 11 case is commenced by or against INIS, (ii) this Agreement is rejected as provided in Title 11, and (iii) Progenics elects to retain its rights under this Agreement as provided in Title 11, then INIS (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a

Title 11 trustee) shall provide to Progenics all such intellectual property (including all embodiments thereof) held by INIS and such successors and assigns, or otherwise available to them, immediately upon Progenics’ written request. Whenever INIS or any of its successors or assigns provides to Progenics any of the intellectual property licensed under this Agreement (or any embodiment thereof to the extent provided by applicable non-bankruptcy law and this Agreement) pursuant to this Section 11.4, Progenics shall have the right to perform the obligations of INIS under this Agreement with respect to such intellectual property, but neither such provision nor such performance by Progenics shall release INIS from any such obligation or liability for failing to perform it.

(d)                     Additional Rights. All rights, powers and remedies of Progenics provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against INIS. Progenics, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The Parties agree that they intend the foregoing rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of Title 11:

(i)                                                 the right of access to any intellectual property (including all embodiments thereof) of INIS, or any Third Party with whom INIS contracts to perform an obligation of INIS under this Agreement, and, in the case of the Third Party, which is necessary for the development and manufacture of the Product; and

(ii)	the right to contract directly with any Third Party to complete the contracted work.

11.5                                    Return of Confidential Information. Upon any expiration or termination of this Agreement, but subject to the license grant by INIS to Progenics set forth in Section 10.4(b), each Party shall cease to use all Confidential Information of the other Party. Upon thirty (30) days of written request from a Party, the other Party shall deliver to the requesting Party, all Confidential Information of the requesting Party except for any documents or records that the Party is required to retain by applicable Law. In the event of termination of this Agreement as to any but not all of the Products pursuant to Section 11.2(b), then the provisions of this Section

11.5           shall apply only to Confidential Information specifically relating to the Products with respect to which such termination occurred.

11.6	License Grant.

(a)                                             In the event of any termination hereunder (other than by INIS pursuant to Section 11.3 or 11.4) then, effective immediately upon such termination, INIS shall grant to Progenics, and shall automatically be deemed to have granted to Progenics:

(i)                                                 a non-terminable, irrevocable, perpetual, exclusive, fully paid up, royalty-free, worldwide, transferable, license (with a right to sublicense) to any and all INIS Technology necessary or useful to enable Progenics or its designee to Manufacture and supply the Products and otherwise carry out INIS’ obligations under this Agreement; and

(ii)                                              a non-terminable, irrevocable, perpetual, non-exclusive, fully paid up, royalty-free, worldwide, transferable, license (with a right to sublicense) to any and all INIS Technology that INIS incorporates into any Manufacturing process or otherwise uses in performing Manufacturing or other services for Progenics, or that is necessary for the development or manufacturing of the Products or to make, have made, use, sell and have sold the Products.

11.7                  Survival. Termination or expiration of this Agreement will not affect any rights and obligations of the Parties that arose prior to such termination or expiration, but neither Party shall be liable for or have any obligation to pay any amount or payment accruing or becoming payable under this Agreement after the date of termination or expiration of this Agreement. In addition, Sections 5.3(b), 5.5, 8.6, 8.7, 10, 11.4(b), 11.5, 11.6, 11.7, 12, 13 and 14 shall survive termination or expiration of this Agreement.

12.

INDEMNIFICATION AND INSURANCE

12.1            INIS Indemnification. In addition to other remedies provided by INIS or available to Progenics under this Agreement or applicable Law, INIS shall indemnify, defend and hold harmless Progenics, its Affiliates and its and their respective past, present and future directors, officers, employees, contractors, agents and representatives (each, an “Progenics Indemnified Party”) from and against all losses, liabilities, damages, fines, penalties, forfeitures, judgments, arbitral awards, amounts paid in settlement, costs and expenses (including, reasonable attorneys’ fees) (collectively, “Losses”) arising out of any Third Party claims, proceedings or investigations (“Third Party Claims”) that such Progenics Indemnified Parties may incur as a result of (i) any material breach by INIS of any of its representations, warranties, covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, the failure of the Product delivered by INIS hereunder to meet the representations and warranties set forth in this Agreement), (ii) the negligence or willful misconduct of any INIS Indemnified Party, or (iii) a claim by a Third Party that the use of any INIS Technology in the Manufacture of Product or the performance by INIS of any of activities contemplated by this Agreement infringes or misappropriates such Third Party’s intellectual property rights; provided, however, that INIS’ obligations pursuant to this Section 12.1 shall not apply to the extent that Progenics has an indemnity obligation with respect thereto pursuant to Section 12.2.

12.2             Progenics Indemnification. In addition to other remedies provided by Progenics or available to INIS under this Agreement or applicable Law, Progenics shall indemnify, defend and hold harmless INIS, its Affiliates and its and their respective past, present and future directors, officers, employees, contractors, agents and representatives (each, a “INIS Indemnified Party”) from and against all Losses arising out of any Third Party Claims that such INIS Indemnified Parties may incur as a result of (i) any material breach by Progenics of any of its representations, warranties, covenants, agreements or obligations under this Agreement, (ii) the negligence or willful misconduct of any Progenics Indemnified Party, or (iii) a claim by a Third Party that the use of any Progenics Technology in the Manufacture of Product or the performance by Progenics of any activities contemplated by this Agreement infringes or misappropriates such Third Party’s intellectual property rights; provided, however, that Progenics’ obligations pursuant to this Section 12.2 shall not apply to the extent that INIS has an indemnity obligation with respect thereto pursuant to Section 12.1.

12.3	Third Party Claims.

(a)           If any Third Party notifies an Indemnified Party with respect to any matter which may give rise to a claim for Losses against the Indemnifying Party under Section 12.1 or Section 12.2, as applicable, then the Indemnified Party shall promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Section 12, except and only to the extent such delay actually prejudices the Indemnifying Party.

(b)           The Indemnifying Party shall be entitled to participate in the defense of any Third-

Party Claim that is the subject of a notice given by an Indemnified Party pursuant to Section 12.3(a). In addition, the Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party of its assumption of control and defense of the Third Party Claim within fifteen (15) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that such Indemnifying Party has and will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves primarily money damages and does not seek any material injunction or other material equitable relief against the Indemnified Party, (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (v) the Indemnifying Party conducts the defense of the Third Party Claim in good faith and with reasonable diligence. The Indemnified Party may retain separate co-counsel at its own cost and expense and participate in the defense of the Third-Party Claim. Notwithstanding anything to the contrary contained herein, whether or not an Indemnifying Party assumes the defense of any Third Party Claim hereunder shall not constitute a presumption or omission with respect to whether the Losses related to such Third- Party Claim are, in fact, subject to indemnification hereunder.

(c)            The Indemnifying Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim, and (iii) involves no finding or admission of any violation of legal requirements or the rights of any Person and no material adverse effect on any other claims that may be made against any Indemnified Party.

(d)         The Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third-Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume the control and defense of a Third Party Claim under Section 12.3(b), the Indemnified Party may defend such Third Party Claim and seek indemnification hereunder from the Indemnifying Party for any Losses associated therewith, including by providing reasonable access to applicable personnel and books and records. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any Third-Party Claim and to cooperate in good faith with each other with respect to the defense of any such matter.

12.4         Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY, INCLUDING NEGLIGENCE, FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT OR TORT LAW (INCLUDING STRICT LIABILITY AND NEGLIGENCE) SUCH AS, BUT NOT LIMITED TO, LOSS OF USE, REVENUE, PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, DEPRECIATION OR DIMINUTION IN VALUE, EVEN IF SUCH PARTY HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO ANY (I) CLAIMS ARISING FROM A PARTY’S BREACH OF OBLIGATIONS UNDER SECTION 13 (CONFIDENTIALITY), OR (II) ANY SUCH DAMAGES PAYABLE TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM THAT GIVES RISE TO AN INDEMNIFICATION OBLIGATION HEREUNDER.

12.5           Insurance. At all times during the Term and for a period of three (3) years thereafter, each Party shall:

[**]

Each Party shall obtain the insurance policies described in this Section 12.5 from nationally known and reputable commercial insurers. Each Party shall list the other Party as an additional insured on such policies. For the avoidance of doubt, the minimum insurance limits in no way limits the liability of each Party.

13.

CONFIDENTIALITY

13.1                                          General. Pursuant to the terms of this Agreement, each of INIS and Progenics (in such capacity, the “Disclosing Party”) may disclose to the other Party, and to its Affiliates and to their respective officers, directors, employees, agents and/or representatives (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, trade secrets, know-how, intellectual property and related information, including operating methods and procedures, marketing, Manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”). The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement. The Receiving Party (a) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (b) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party to any Third Party; provided, however, that INIS shall have the right to disclose Confidential Information of Progenics to Third Parties involved in the Manufacturing, to the extent necessary for such Third Parties to perform their respective Manufacturing obligations. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement.

13.2                                          Exceptions. The above restrictions on the use and disclosure of Confidential Information shall not apply to any information which (a) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between or among the Parties with respect to confidentiality), (b) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement, (c) is acquired by the Receiving Party from a Third Party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or (d) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential under this Agreement. In addition, nothing in this Section 13 shall be interpreted to limit the ability of any Party to use or disclose its own Confidential Information in any manner or to any other Person.

13.3                                       Permitted Disclosures. It shall not be a breach of Section 13.1 if a Receiving Party discloses Confidential Information of a Disclosing Party (a) pursuant to requirement of applicable Law or a Regulatory Authority, or (b) in a judicial, administrative or arbitration proceeding to enforce such Party’s rights under this Agreement. In such event, the Receiving Party shall (i) provide the Disclosing Party with as much advance written notice as possible of the required disclosure, (ii) reasonably cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (iii) limit disclosure, if any, to the specific purpose at issue. Additionally, either Party may make any disclosures that its legal advisor determines are required to make in connection with the Securities Exchanges Rules.

13.4     Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities Laws or the rules or regulations of any securities exchange or market on which the Disclosing Party’s or its Affiliate’s stock is traded, and hereby consents to such disclosure to the extent deemed necessary by its respective counsel (but only after consulting with the other to the extent practicable, including with respect to the propriety and practicality of seeking confidential treatment of any aspects of such information).

13.5      Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 13 may cause irreparable injury to the other Party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly, (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Party shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

13.6                                                                  Publicity. Unless otherwise required by a Law, no Party or its Affiliate shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall reasonably cooperate as to the timing and contents of any such announcement.

14.

MISCELLANEOUS

14.1                  Independent Contractor. Neither INIS nor Progenics, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees or agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other’s name.

14.2                   Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by reputable overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

if to Progenics, to:

Progenics Pharmaceuticals, Inc. 1 World Trade Center

47th Floor, Suite J New York, NY 10007

Attention: Head of Manufacturing Facsimile: 646-707-3626

with a copy to:

Progenics Pharmaceuticals, Inc. 1 World Trade Center

47th Floor, Suite J New York, NY 10007 Attention: CEO

Facsimile: 646-707-3626 if to INIS, to:

International Isotopes Inc.

4137 Commerce Circle Idaho Falls, Idaho 83401

Attn: Radiopharmaceutical Production Manager with a copy to:

International Isotopes Inc.

4137 Commerce Circle Idaho Falls, Idaho 83401 Attn: Steve Laflin, CEO

Either Party may by notice given in accordance with this Section 14.2 to the other Party designate another address or person for receipt of notices hereunder.

14.3                    Amendment; Waiver. This Agreement may not be amended except by an instrument signed by each of the Parties hereto. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

14.4                    Entire Agreement. This Agreement and the Quality Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral among the Parties thereto.

14.5	Dispute Resolution; Governing Law; Jurisdiction.

(a)          Resolution. In the event of a dispute regarding payment or the performance of obligations pursuant to this Agreement (each, a “Dispute”), the Parties shall endeavor to negotiate in good faith an agreeable solution. If after ten (10) Business Days following receipt of a Party’s written notification of a Dispute such Dispute has not been resolved, the Dispute shall be brought to the attention of the CEO of each Party and such CEO or his/her designee will negotiate in good faith to define and implement a final resolution. The intent of this Section 14.5 is to encourage the Parties to work together to resolve any Dispute without having to rely on arbitration or any other legal proceeding. However, nothing in this Section 14.5 shall prevent or inhibit either Party to institute any other action (including seeking injunctive relief). This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that require the application of the law of a different state).

(b)          Jurisdiction. The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the federal and state courts sitting in New York County, State of New York, for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

(c)           Venue. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the federal or state courts sitting in New York County, State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d)          Service. Each Party agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

14.6           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither INIS nor Progenics may assign any of its rights or delegate any of its liabilities or obligations hereunder without the prior written consent of the other; provided, that no prior consent shall be required (a) in connection with an assignment by Progenics of all or substantially all of its business or assets relating to the Products, whether by merger, reorganization, acquisition, sale, strategic transaction or otherwise, or (iii) in connection with an assignment by Progenics to its Affiliate; provided that Progenics shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned. Any attempt to assign this Agreement in violation of this Section 14.6 shall be void.

14.7           No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.8           Section Headings; Construction; Interpretation. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All schedules and exhibits attached to this Agreement constitute an integral part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise, (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate; (b) the masculine shall include the feminine and the feminine shall include the masculine wherever or as often as may be appropriate; (c) the words “include” and “including” shall mean “including without limitation”, and (d) the words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

14.9           Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any applicable Law authorizing electronic signatures.

14.10        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

14.11        Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

14.12        Waiver of Jury Trial. EACH OF PROGENICS AND INIS HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

14.13        Expenses. Except as expressly set forth herein, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’ and other professional fees and expenses.

14.14        No Implied Waivers; Rights Cumulative. No failure on the part of INIS or Progenics to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

14.15        Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement if such failure or delay is caused by or results from force majeure events outside of the reasonable control of such Party, including without limitation (i) acts of nature; (ii) flood, fire, earthquake or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (iv) requirements of law applicable generally and not specific to such Party; (v) actions, embargoes or blockades in effect on or after the date of this Agreement; (vi) action by any governmental authority (whether or not having the effect of law) applicable generally and not specific to such Party; (vii) national or regional emergency; (viii) strikes, labor stoppages or slowdowns or other industrial disturbances; (ix) shortages of or delays in receiving raw materials; or (x) shortage of adequate power or transportation facilities (each, a “Force Majeure Event”). Notwithstanding the foregoing, the occurrence of a Force Majeure Event shall not excuse the performance of any obligations under this Agreement but shall merely suspend such performance during the continuation of the Force Majeure Event.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first stated above.

INTERNATIONAL ISOTOPES INC.

By:	/s/ Steve Laflin
Name: Steve Laflin
Title: CEO

PROGENICS PHARMACEUTICALS, INC.

By:	/s/ Patrick Fabbio
Name: Patrick Fabbio
Title: CFO